NEWS RELEASE

FOR IMMEDIATE RELEASE

Telephone and Data Systems Agrees to Acquire BendBroadband

Supports Cable and Broadband Growth Strategy

CHICAGO, Ill., (May 1, 2014) - Telephone and Data Systems, Inc. [NYSE: TDS], parent company to TDS Telecom, today announced an agreement to acquire substantially all of the assets of a group of companies operating as BendBroadband, headquartered in Bend, Oregon, for a purchase price of $261 million. BendBroadband generated annual revenues of $70 million in 2013 and has approximately 280 employees. The transaction is expected to close in the third quarter of 2014 pending regulatory approvals and other conditions.

BendBroadband is a full-service communications company, offering an extensive range of broadband, fiber connectivity, cable television, and telephone services for commercial and residential customers in Central Oregon. The agreement also includes two affiliated companies operated by BendBroadband: BendBroadband Vault, a Tier III data center providing colocation and managed services, and Zolo Media, a cable advertising and broadcast business.

As of Dec. 31, 2013, BendBroadband passed approximately 79,000 homes and businesses, with approximately 36,000 video subscribers, 41,000 high-speed broadband subscribers and 22,000 digital voice subscribers. BendBroadband’s entire network is equipped to deliver high-speed, high-capacity broadband and video services.

“BendBroadband’s strong market position and technology leadership will help us achieve significant forward momentum in our cable strategy,” said David A. Wittwer, president and CEO, TDS Telecom. “We will leverage BendBroadband’s considerable expertise across our growing cable business, driving residential and commercial growth by delivering competitive broadband, video and managed services over the high-capacity network. We share BendBroadband’s vision of being a trusted partner to our customers and communities, and growing profitably through quality, service and innovation.”

“TDS is a longstanding, family-controlled company that shares our commitment to our customers, our employees and our communities. With TDS, we will keep hundreds of good jobs in Central Oregon,” said Amy Tykeson, president and CEO, BendBroadband. “I am proud of the customer-centered company we have built over 30 years, and I believe TDS is the right fit for our culture and values, and for our future. I want to reassure our customers that there will be no interruption in service, and BendBroadband will remain a strong partner to our Central Oregon communities.”

“We are building a high-quality cable business that will deliver value over the long term. BendBroadband’s culture of innovation and its attractive market demographics make it a strategic addition to our cable, broadband and data center portfolio,” said LeRoy T. Carlson, Jr., president and CEO, Telephone and Data Systems. “We are committed to investing resources in adjacent businesses like cable, where we can leverage our expertise and competencies to support profitable growth.”

RBC Capital Markets served as the exclusive M&A advisor to BendBroadband in connection with this transaction. Stoel Rives LLP, Davis Wright Tremaine LLP, and Cinnamon Mueller LLC served as legal counsel to BendBroadband. Sidley Austin LLP served as legal counsel to TDS.

About Telephone and Data Systems

Telephone and Data Systems, Inc. (TDS), a Fortune 500 company, provides wireless; cable and wireline broadband, TV and voice; and hosted and managed services to approximately 5.9 million customers nationwide through its business units, U.S. Cellular, TDS Telecom, OneNeck IT Solutions and Baja Broadband. Founded in 1969 and headquartered in Chicago, TDS employed 10,500 people as of Dec. 31, 2013. Visit teldta.com  for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

About TDS Telecom

TDS Telecom, the seventh largest local exchange telephone company in the U.S., is a wholly owned subsidiary of Telephone and Data Systems, Inc. TDS Telecom provides 1.1 million connections to high-speed Internet, phone, and TV entertainment services to customers in more than a hundred rural, suburban, and metropolitan communities. TDS Telecom offers businesses the latest communications solutions, including: VoIP (managedIP Hosted) phone service, dedicated high-speed Internet and hosted-managed services. TDS Telecom, headquartered in Madison, Wis., operates OneNeck IT Solutions LLC and TDS Baja Broadband LLC. Combined, the company employs 3,100 people. Visit tdstelecom.com  or tdsbusiness.com  for more information.

About BendBroadband

BendBroadband is a full-service communications company, offering an extensive range of broadband, fiber connectivity, cable television and telephone services for commercial and residential customers in Central Oregon. BendBroadband also includes BendBroadband Vault, a Tier III data center providing colocation and managed services, and Zolo Media, a cable advertising and broadcast operation. Visit bendbroadband.com  for more information.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: impacts of any pending acquisition and divestiture transactions,  including, but not limited to, the ability to obtain regulatory approvals, successfully complete the transactions and the financial impacts of such transactions; the ability of the company to successfully manage and grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers on acceptable terms; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets;  pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, average monthly revenue per user, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the documents used by TDS to furnish to the Securities and Exchange Commission (“SEC”).

Media Contacts

Jane McCahon

Vice President, Corporate Relations

Telephone and Data Systems

(312) 592-5379

 jane.mccahon@teldta.com

DeAnne Boegli

National Public Relations Manager

TDS Telecom

(608) 664-4428

deanne.boegli@tdstelecom.com

Jessica Foote

BendBroadband Public Relations

(503) 802-4406

JessicaF@onpr.com

Sources

Telephone and Data Systems, Inc.

TDS Telecommunications Corp.

BendBroadband